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                                                                    EXHIBIT 99.1



FOR IMMEDIATE RELEASE

Contact:  Adam C. Derbyshire            Mike Freeman
          Vice President and            Director, Investor Relations and
          Chief Financial Officer       Corporate Communications
          919 862-1000                  919 862-1000


     SALIX PHARMACEUTICALS TO PRESENT AT FIRST UNION SECURITIES CONFERENCE

RALEIGH, NC, JUNE 27, 2001 - Salix Pharmaceuticals, Ltd. (Nasdaq:SLXP) today announced that Robert Ruscher, President and Chief Executive Officer, will make a presentation at the First Union Securities Eleventh Annual Nantucket Conference at 3:00 p.m. EDT on Thursday, June 28, 2001.

An audio replay of the presentation will be available after 6:00 p.m. EDT on Thursday, June 28. Interested parties can access the replay by means of the First Union web site www.fusiresearch.com. Additionally, a replay of the presentation will be available on the Salix web site www.salixpharm.com for one week following the presentation. The audio webcast of the presentation can be accessed on either web site using RealPlayer software.

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix's strategy is to in-license proprietary therapeutic drugs that have an existing database of positive, late-stage clinical data; complete the development and regulatory submission of these products; and market them through the Company's gastroenterology specialty sales force. Salix's lead product is COLAZAL\\TM\\, an anti-inflammatory drug approved for the treatment of mildly to moderately active ulcerative colitis. The Company launched the product in the U.S. through its
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specialty sales force in January 2001. Salix's follow-on product candidate is rifaximin, currently in development for the potential treatment of infections of the lower gastrointestinal tract. The Company currently intends to submit an NDA for rifaximin for the treatment of infectious diarrhea to the U.S. FDA in late 2001. Salix trades on the Nasdaq National Market under the ticker symbol "SLXP."

For more information please contact the Company at 919-862-1000 or visit our web site at www.salixpharm.com.

   Please Note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include the risks of clinical trials and regulatory review, market acceptance of our products, and the need to acquire new products. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.